UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G/A

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                        	      EXIT FILING



UNITED TECHNOLOGIES CORPORATION
(NAME OF ISSUER)
COMMON
(TITLE CLASS OF SECURITIES)
913017109
(CUSIP NUMBER)
12/31/2009
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).
















EXPLANATORY NOTE: GOING FORWARD, THE SECURITIES FORMERLY REPORTED AS BENEFICIALLY OWNED BY STATE STREET BANK AND TRUST COMPANY WILL, TO THE EXTENT THEY ARE BENEFICIALLY OWNED BY STATE STREET BANK AND TRUST COMPANY'S PARENT COMPANY, STATE STREET CORPORATION, BE REPORTED BY STATE STREET CORPORATION PURSUANT TO RULE 13D-1(B)(1)(II)(G) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934.

CUSIP NO. 913017109				13G			PAGE 2 OF 5 PAGES


1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
     CAPACTIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __
3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
     0 SHARES
6.  SHARED VOTING POWER
0 SHARES
7.  SOLE DISPOSITIVE POWER
0 SHARES
8.  SHARED DISPOSITIVE POWER
0 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0 SHARES
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	NOT APPLICABLE

12.  TYPE OF REPORTING PERSON*
     BK


                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.
  (A)  NAME OF ISSUER
       UNITED TECHNOLOGIES CORPORATION

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       UNITED TECHNOLOGIES BLDG.
	  ONE FINANCIAL PLAZA
       HARTFORD, CT  06101

ITEM 2.


     (A)  NAME OF PERSON FILING
          STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          STATE STREET FINANCIAL CENTER
		ONE LINCOLN STREET
		BOSTON, MA 02111


     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

	(D)	TITLE CLASS OF SECURITIES
		COMMON

	(E)	CUSIP NUMBER
		913017109

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT



				SCHEDULE 13G		PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP
  (A)   AMOUNT BENEFICIALLY OWNED
0 SHARES

  (B)  PERCENT OF CLASS
NOT APPLICABLE

  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
         0 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
         0 SHARES
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         0 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         0 SHARES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS (X)



ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE



				SCHEDULE 13G		PAGE 5 OF 5 PAGES


ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         12 FEBRUARY 2010
                         STATE STREET BANK AND TRUST COMPANY,



					/s/ CUAN COULTER
					SENIOR VICE PRESIDENT